Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Fourth Quarter 2010 Results

~ FFO of $0.26 per Share ~

~ Same-Store NOI up 5.3%~

~ First Quarter 2011 Dividend Increased by 40% ~

SALT LAKE CITY, UTAH, February 22, 2011 — Extra Space Storage Inc. (NYSE: EXR), a leading owner and operator of self-storage properties in the United States, announced operating results for the three months and year ended December 31, 2010.

Highlights for the Three Months Ended December 31, 2010:

•                  Achieved funds from operations (“FFO”) of $0.26 per diluted share including development dilution of $0.03 per share.

•                  Grew same-store occupancy by 190 basis points to 84.8%, compared to 82.9% during the same period in 2009.

•                  Increased same-store revenue and net operating income (“NOI”) by 3.3% and 5.3%, respectively, as compared to the same period in 2009.  Same-store revenue and NOI include tenant reinsurance income and expenses.

•                  Acquired eight properties for approximately $42.0 million.

•                  Added six properties to the Company’s third-party management platform.

Spencer F. Kirk, Chairman and CEO of Extra Space Storage Inc., commented: “Our operating and technology platform delivered solid top-line growth and expense containment resulting in excellent NOI growth.  We believe our occupancy is approaching an optimal level, giving us pricing power as we head into 2011.  We continue to invest in technology initiatives that will enable us to capture more business and increase our efficiencies.  With property level growth trending towards historical levels and increased acquisition activity, we are looking forward to a successful 2011.”

FFO per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and year ended December 31, 2010 and 2009.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2010		2009		2010		2009
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$8,916	$0.10	$5,932	$0.07	$26,331	$0.30	$31,977	0.37
Adjustments:
Real estate depreciation	12,195	0.13	12,473	0.13	47,063	0.50	48,417	0.51
Amortization of intangibles	251	—	201	—	650	—	1,647	0.02
Joint venture real estate depreciation and amortization	2,088	0.02	1,521	0.01	8,269	0.09	5,805	0.06
Joint venture loss on sale of properties	—	—	7	—	65	—	175	—
Distributions paid on Preferred Operating Partnership units	(1,437)	(0.01)	(1,437)	(0.01)	(5,750)	(0.06)	(5,750)	(0.06)
Income allocated to Operating Partnership noncontrolling interests	1,879	0.02	1,763	0.02	7,096	0.08	8,012	0.09
Funds from operations	$23,892	$0.26	$20,460	$0.22	$83,724	$0.91	$90,283	$0.99

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	428	—	405	—	1,664	0.02	2,239	0.02
Gain on repurchase of exchangeable senior notes	—	—	(352)	—	—	—	(27,928)	(0.30)
Unrecovered development and acquisition costs	812	0.01	106	—	1,235	0.01	19,011	0.21
Loss on sublease	—	—	—	—	2,000	0.02	—	—
Severance costs	—	—	825	0.01	—	—	2,225	0.02
Funds from operations - adjusted	$25,132	$0.27	$21,444	$0.23	$88,623	$0.96	$85,830	$0.94

Weighted average number of shares - diluted	92,348,254		91,364,431		92,050,453		91,082,834

FFO and FFO as adjusted include the dilutive impact from lease-up development properties of $0.03 per diluted share for the three months ended December 31, 2010 and December 31, 2009, respectively.  Included in operating results for the year ended December 31, 2010, is a one-time charge of $0.02 per diluted share related to the bankruptcy of a tenant sub-leasing office space in Memphis, Tennessee from the Company under a long-term lease assumed in the 2005 Storage USA acquisition and $0.12 per diluted share for the dilutive impact from lease-up development properties.  Operating results for the year ended December 31, 2009 included a one-time charge of $0.21 per diluted share as a result of the wind-down of the Company’s development program, a gain of $0.30 from the repurchase of exchangeable senior notes and $0.09 of dilution from lease-up development properties.

Operating Results and Same-Store Property Performance:

The Company’s major markets with revenue growth above the portfolio average for the three months ended December 31, 2010, were Boston, Dallas, Denver, Philadelphia and Washington, D.C.  Markets performing below the Company’s portfolio average included Atlanta, Las Vegas, Los Angeles and Phoenix.

For the three months ended December 31, 2010, revenue at the Company’s 246 same-store properties increased by 3.3% compared to the three months ended December 31, 2009.  Same-store expenses decreased by 0.3% as a result of lower than anticipated property tax and insurance expenses and operational efficiencies, resulting in a 5.3% improvement in same-store NOI compared to the three months ended December 31, 2009.  The Company realized a 190 basis point improvement in same-store occupancy finishing the year at 84.8% compared to 82.9% as of December 31, 2009.

Balance Sheet:

Subsequent to year-end, the Company obtained an $82.5 million, ten-year CMBS loan from Bank of America at a fixed-rate of 5.8%.

The Company’s percentage of fixed-rate debt to total debt was 65.6% as of December 31, 2010. The weighted average interest rate on the Company’s debt was 5.5% for fixed-rate debt and 3.1% for variable-rate debt.  The combined weighted average interest rate was 4.7% with a weighted average maturity of approximately six years.

Acquisition and Third-Party Management Activity:

The Company purchased eight properties during the quarter for $42.0 million with cash on hand of $36.8 million and assumed debt of $5.6 million. The properties are located in Maryland, New York, Texas, Utah and Virginia. Subsequent to year-end, the Company placed under contract an additional seven properties located in California, Colorado, Texas, Virginia and Utah for approximately $40.5 million. These transactions are subject to due diligence and other customary closing conditions and are currently expected to close by the end of the second quarter of 2011.  No assurance can be provided that any of these acquisitions will be completed on the terms described, or at all.

During the quarter, six properties were added to the Company’s third-party management program.  Three additional properties have been brought into the program subsequent to year-end.  A total of 48 properties were added to the program in 2010 bringing the total number of properties under management to 160 as of December 31, 2010.  The Company continues to be the largest third-party self-storage management company in the United States.

Development Projects:

Subsequent to year-end, one development project was opened in Peoria, Arizona for a total cost of $5.7 million.  Five projects remain in the Company’s development pipeline, with an estimated $10.4 million of funding required for completion.  The Company expects to complete three development projects in the first quarter of 2011.

Dividends:

The Company paid a fourth quarter dividend of $0.10 per share on the common stock of the Company on December 31, 2010 to stockholders of record at the close of business on December 10, 2010.

On February 8, 2011, the Company’s Board of Directors increased the first quarter 2011 dividend 40.0% by declaring a cash dividend of $0.14 per share on the common stock of the Company. The dividend will be paid on March 31, 2011 to stockholders of record at the close of business on March 15, 2011.

Outlook:

The Company currently estimates that FFO per diluted share for the first quarter of 2011 will be between $0.22 and $0.24.  For the year ending December 31, 2011, the Company currently estimates that FFO per diluted share will be between $1.01 and $1.07.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•      Same-store property revenue growth including tenant reinsurance between 1.0% and 2.5%.

•      Same-store property expense increase including tenant reinsurance between 1.5% and 3.0%.

•      Same-store property NOI growth including tenant reinsurance between 0.0% and 3.0%.

•      Net tenant reinsurance income between $21.0 million and $22.0 million.

•                  General and administrative expenses between $48.0 million and $50.0 million, including non-cash compensation expense of approximately $5.0 million.

•                  Average monthly cash balance of approximately $30.0 million.

•                  Equity in earnings of real estate ventures between $7.0 million and $8.0 million.

•                  Acquisition activity of approximately $100.0 million spread evenly throughout the year.

•                  Interest expense between $68.0 million and $70.0 million.

•                  Weighted average LIBOR of 0.6%.

•                  Weighted average number of outstanding shares, including Operating Partnership (“OP”) units, of approximately 92.4 million.

•                  Dilution associated with the Company’s development program between $8.5 million and $9.5 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary between $2.0 million and $3.0 million, inclusive of solar tax credits.

•                  Non-cash interest charges associated with exchangeable senior notes of approximately $1.8 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “SEC Filings,” then on “Documents” on the left of the page and the document entitled “Financial Supplement.”  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance and progress of property development.

At periodic times, the Company will provide graphical information related to the Company and/or the self-storage industry.  These graphics can be seen at www.extraspace.com/irgraphic.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, February 23, 2011 to discuss its financial results.    To participate in the conference call, please dial 866-783-2145 or 857-350-1604 for international participants, Conference ID:  99540134.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 23, 2011, until midnight Eastern Time on March 25, 2011.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, Conference ID: 80264378.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•      changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report on Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of gains from early extinguishment of debt, non-recurring write-downs, unrecovered acquisition and development costs and non-cash interest charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1).  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt, non-recurring write-downs, the costs related to acquiring properties and non-cash charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1), stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO or used as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three months and year ended December 31, 2010 consisted of 246 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage, headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 820 self-storage properties in 34 states and Washington, D.C.  The Company’s properties comprise approximately 550,000 units and over 59 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

— Financial Tables Follow —

Same-Store Property Performance for the Three Months and Year Ended December 31, 2010 — Unaudited

(In thousands, except occupancy and property counts.)

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2010	2009	Change	2010	2009	Change
Same-store rental and tenant reinsurance revenues	$56,720	$54,897	3.3%	$224,826	$220,101	2.1%
Same-store operating and tenant reinsurance expenses	19,114	19,181	(0.3)%	77,075	77,924	(1.1)%
Same-store net operating income	$37,606	$35,716	5.3%	$147,751	$142,177	3.9%

Non same-store rental and tenant reinsurance revenues	$10,368	$10,548	(1.7)%	$33,549	$39,084	(14.2)%
Non same-store operating and tenant reinsurance expenses	$4,909	$3,763	30.5%	$15,595	$16,472	(5.3)%

Total rental and tenant reinsurance revenues	$67,088	$65,445	2.5%	$258,375	$259,185	(0.3)%
Total operating and tenant reinsurance expenses	$24,023	$22,944	4.7%	$92,670	$94,396	(1.8)%

Same-store square foot occupancy as of period end	84.8%	82.9%		84.8%	82.9%

Properties included in same-store	246	246		246	246

Reconciliation of the Range of Estimated Fully Diluted Net Income per Share to Estimated Fully Diluted FFO and Fully Diluted FFO per Share— Adjusted

	For the Three Months Ending March 31, 2011		For the Year Ending December 31, 2011
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.07	$0.09	$0.36	$0.42
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.02	0.02	0.09	0.09
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.02)	(0.02)	(0.06)	(0.06)
Net income for diluted computations	0.07	0.09	0.39	0.45

Adjustments:
Real estate depreciation	0.13	0.13	0.51	0.51
Amortization of intangibles	—	—	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.02	0.10	0.10
Diluted funds from operations per share	$0.22	$0.24	$1.01	$1.07

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2010	December 31, 2009

Assets:
Real estate assets:
Net operating real estate assets	$1,935,319	$2,015,432
Real estate under development	37,083	34,427
Net real estate assets	1,972,402	2,049,859

Investments in real estate ventures	140,560	130,449
Cash and cash equivalents	46,750	131,950
Restricted cash	30,498	39,208
Receivables from related parties and affiliated real estate joint ventures	10,061	5,114
Other assets, net	48,197	50,976
Total assets	$2,248,468	$2,407,556

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$871,403	$1,099,593
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	87,663	87,663
Discount on exchangeable senior notes	(2,205)	(3,869)
Lines of credit	170,467	100,000
Accounts payable and accrued expenses	34,210	33,386
Other liabilities	28,269	24,974
Total liabilities	1,309,397	1,461,337

Commitments and contingencies

Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 87,587,322 and 86,721,841 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	876	867
Paid-in capital	1,148,820	1,138,243
Accumulated other comprehensive deficit	(5,787)	(1,056)
Accumulated deficit	(262,508)	(253,875)
Total Extra Space Storage Inc. stockholders’ equity	881,401	884,179
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,733	29,886
Noncontrolling interests in Operating Partnership	26,803	31,381
Other noncontrolling interests	1,134	773
Total noncontrolling interests and equity	939,071	946,219
Total liabilities, noncontrolling interests and equity	$2,248,468	$2,407,556

Consolidated Statement of Operations for the Three Months Ended December 31, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	Three Months Ended December 31,
	2010	2009
Revenues:
Property rental	$60,186	$59,762
Management and franchise fees	6,066	5,276
Tenant reinsurance	6,902	5,683
Total revenues	73,154	70,721

Expenses:
Property operations	21,934	21,479
Tenant reinsurance	2,089	1,465
Unrecovered development and acquisition costs	812	106
Severance costs	—	825
General and administrative	11,525	9,230
Depreciation and amortization	13,209	13,243
Total expenses	49,569	46,348

Income from operations	23,585	24,373

Interest expense	(14,907)	(18,271)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(428)	(405)
Interest income	184	484
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212
Gain on repurchase of exchangeable senior notes	—	352
Income before equity in earnings of real estate ventures and income tax expense	9,646	7,745

Equity in earnings of real estate ventures	1,957	1,676
Income tax expense	(815)	(1,983)
Net income	10,788	7,438
Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,538)	(1,505)
Net income allocated to Operating Partnership and other noncontrolling interests	(334)	(1)
Net income attributable to common stockholders	$8,916	$5,932

Net income per common share
Basic	$0.10	$0.07
Diluted	$0.10	$0.07

Weighted average number of shares
Basic	87,565,487	86,588,048
Diluted	92,348,254	91,364,431

Cash dividends paid per common share	$0.10	$0.13

Consolidated Statement of Operations for the Year Ended December 31, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2010	2009
Revenues:
Property rental	$232,447	$238,256
Management and franchise fees	23,122	20,961
Tenant reinsurance	25,928	20,929
Total revenues	281,497	280,146

Expenses:
Property operations	86,165	88,935
Tenant reinsurance	6,505	5,461
Unrecovered development and acquisition costs	1,235	19,011
Loss on sublease	2,000	—
Severance costs	—	2,225
General and administrative	44,428	40,224
Depreciation and amortization	50,349	52,403
Total expenses	190,682	208,259

Income from operations	90,815	71,887

Interest expense	(64,116)	(67,579)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(1,664)	(2,239)
Interest income	898	1,582
Interest income on note receivable from Preferred Operating Partnership unit holder	4,850	4,850
Gain on repurchase of exchangeable senior notes	—	27,928
Income before equity in earnings of real estate ventures and income tax expense	30,783	36,429

Equity in earnings of real estate ventures	6,753	6,964
Income tax expense	(4,162)	(4,300)
Net income	33,374	39,093
Net income allocated to Preferred Operating Partnership noncontrolling interests	(6,048)	(6,186)
Net income allocated to Operating Partnership and other noncontrolling interests	(995)	(930)
Net income attributable to common stockholders	$26,331	$31,977

Net income per common share
Basic	$0.30	$0.37
Diluted	$0.30	$0.37

Weighted average number of shares
Basic	87,324,104	86,343,029
Diluted	92,050,453	91,082,834

Cash dividends paid per common share	$0.40	$0.38